Exhibit 5.1
milner house 18 parliament street p.o. box hm 1561 hamilton hm fx bermuda telephone: (441) 295-4630 fax: (441) 292-7880 website: www.chw.com

March 1, 2011

Greenwich Kahala Aviation Ltd.
Milner House
18 Parliament Street
Hamilton HM 12
Bermuda

Dear Sirs,

Re: Greenwich Kahala Aviation Ltd. (the “Company”)

We act as legal counsel in Bermuda to the Company. The Company has requested that we provide this opinion in connection with the preparation and filing of a registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, in respect of the Company’s initial public offering of the Company’s American Depositary Shares (“ADSs”) with each ADS representing one common share, par value $0.0001 per share (the “Common Share”), as described in the Registration Statement. This opinion is given in accordance with the terms of the Legal matters section of the Registration Statement.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (except with respect to the Company);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete; and

(f)	that the Resolutions (as defined in the Schedule) are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company (the “Board of Directors”) in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Documents, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)	When duly issued and paid for pursuant to and in accordance the Resolutions, the Common Shares will be validly issued, fully paid, non-assessable shares of the Company.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)	In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies indicating that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

(c)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

Disclosure

This opinion is addressed to you in connection with the registration of the ADSs with the Securities and Exchange Commission. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company. We also consent to the reference of our firm under the captions “Risk Factors”, “Material Tax Considerations” and “Legal Matters” in the prospectus forming a part of the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law.

Yours faithfully

/s/ COX HALLETT WILKINSON LIMITED

COX HALLETT WILKINSON LIMITED

SCHEDULE

1.  Certified copies of the Certificate of Incorporation Memorandum of Association and Bye-Laws for the Company (collectively referred to as the “Constitutional Documents”).

2. Copies of the Minutes of the Meeting of the Board of Directors of the Company held in February 2011 (the “Resolutions”).

3. A Certificate of Compliance, dated 27th January, 2011 issued by the Registrar of Companies in respect of the Company.

4. Scanned copy of the Registration Statement.